Exhibit 99.1

BARTH AND MONTGOMERY ELECTED DIRECTORS OF ENTERPRISE’S GENERAL PARTNER

Houston, Texas (October 1, 2015) – Enterprise Products Partners L.P. (“Enterprise” NYSE:EPD) today announced that Carin M. Barth and William C. Montgomery have been elected directors to the board of directors of its general partner, Enterprise Products Holding LLC, effective today.
Ms. Barth is the founder and president of LB Capital, Inc., a private equity firm with investments in the energy, manufacturing and financial sectors.  She previously served as interim senior vice president of Finance and Administration of Texas Southern University and chief financial officer of the U.S. Department of Housing and Urban Development.  Ms. Barth is a director on the boards of Bill Barrett Corporation, Western Refining, Inc., Black Stone Minerals, L.P. and Strategic Growth Bank Incorporated.  Ms. Barth previously served as a commissioner on the Texas Department of Public Safety.
Mr. Montgomery is a managing director with Quantum Energy Partners, a leading provider of private equity capital to the North America energy sector.  His career includes 22 years of investment banking experience.  Prior to joining Quantum, Mr. Montgomery was a partner with Goldman, Sachs & Co. and served as head of the Americas Natural Resources Group.  He serves as a director on the boards of Apache Corporation and seven of Quantum’s portfolio companies.
“We are pleased to announce the additions of Carin Barth and Bill Montgomery to the board of Enterprise’s general partner,” said Michael A. Creel, chief executive officer of Enterprise’s general partner.  “Both have excelled in their careers.  The depth and breadth of their experience in the energy and financial sectors will be valuable to Enterprise as we continue to grow our partnership.”

Ms. Barth is expected to serve on the board’s Governance Committee, while Mr. Montgomery is expected to serve on the Audit and Conflicts Committee.
Enterprise Products Partners L.P. is one of the largest publicly traded partnerships and a leading North American provider of midstream energy services to producers and consumers of natural gas, NGLs, crude oil, refined products and petrochemicals. Our services include: natural gas gathering, treating, processing, transportation and storage; NGL transportation, fractionation, storage and import and export terminals; crude oil gathering, transportation, storage and terminals; petrochemical and refined products transportation, storage and terminals; petrochemical transportation and services; and a marine transportation business that operates primarily on the United States inland and Intracoastal Waterway systems and in the Gulf of Mexico. The partnership’s assets include approximately 49,000 miles of pipelines; 225 million barrels of storage capacity for NGLs, petrochemicals, refined products and crude oil; and 14 billion cubic feet of natural gas storage capacity.

Contacts:  Randy Burkhalter, Investor Relations (713) 381-6812 or (866) 230-0745
Rick Rainey, Media Relations (713) 381-3635
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